Exhibit 4.11
SHAREHOLDERS
NON-COMPETITION AND NON-SOLICITATION AGREEMENT
     THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is entered into as of August 1st, 2007 (the “Effective Date”), by and among PROFIT STAR LIMITED, an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands (the “Company”), Zhu Qinyi (), Song Tao (), Ou Li (), Tang Yan (), Xia Zhiyi (), Jin Zi (), Qu Guoping (), Wu Wenjie (), Wang Zhe (), Yan Qing (), Zeng Rui (), and Shao Wanyan (), each a citizen of PRC (collectively the “Shareholders” and each, a “Shareholder”). Each of the Company and the Shareholders shall be referred to individually as a “Party” and collectively as the “Parties”.
RECITAL
A.	The Shareholders collectively own one hundred percent (100%) of the issued and outstanding shares of Xplane Limited. Xplane Limited owns beneficially and of record one hundred percent (100%) of the issued and outstanding shares of the Company.

B.	A Series A Preferred Share and Warrant Purchase Agreement (the “Share Purchase Agreement”) was entered into on July 16, 2007 by and among the Company, the Shareholders and certain other parties thereto.

C.	It is a condition precedent of Closing under the Share Purchase Agreement that the Company and the Shareholders enter into this Agreement.
WITNESSETH
NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the Parties agree as follows:
1. Interpretation.
     1.1 Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Share Purchase Agreement.
2. Non-Competition and Non-Solicitation Covenants.
     2.1 Each of the undersigned Shareholders hereby agrees not to, for so long as the undersigned Shareholder holds any equity interest (either direct or indirect) in the Company or in any member of the Company Group (the “Commitment Period”), and for a period ending two (2) years from the date of expiration of the Commitment Period (the “Period of Non-Competition”), engage or participate in any business activities anywhere in the world, directly or indirectly, individually, through arrangements with direct family relatives, or by means of any corporation, partnership, limited liability company, unlimited liability company, association or other entity (including without limitation as an officer, director, employee, employer, partner, member, shareholder (other than as a holder of less than one percent (1%) of the outstanding capital stock of a publicly traded company), owner or principal), in competition, either directly or indirectly, with the Company or any member of the Company Group.
     2.2 Each of the undersigned Shareholders further agrees not to appropriate, or fail to promptly notify and turn over to the Company any corporate opportunity relating to or arising in connection with the business of the Company or any member of the Company Group, or engage in any activity that is detrimental to the business of the Company or any member of the Company Group or that limits the Company’s or any member of the Company Group’s ability to fully exploit such corporate opportunities or prevents the benefits of such corporate opportunities from accruing to the Company or any member of the Company Group.
     2.3 Each of the undersigned Shareholders undertakes not, during the Period of Non-Competition, directly or indirectly, induce employees, consultants or directors of the Company or any member of the Company Group, to engage in activities hereby prohibited to the Shareholders or to terminate their services or employment with the Company or any member of the Company Group.
     2.4 In the event of a violation of by a Shareholder of its non-competition or non-solicitation obligations hereunder, the term of the Period of Non-Competition shall be tolled with respect to such Shareholder effective the date of the first violation whether known or unknown by the Company or any member of the Company Group and shall commence to run only upon the grant of relief to the Company or any member of the Company Group by a court of competent jurisdiction for all damages incurred by the Company or member of the Company Group, whether equitable or at law, with the term of the Period of Non-Competition reduced only by the time between the date of the expiration or termination of this Agreement and the date of first violation by such Shareholder.
     2.5 Each Shareholder hereby acknowledges and agrees that the consideration received by such Shareholder in connection with this Agreement and the Share Purchase Agreement has been negotiated at arms length and is adequate to compensate such Shareholder for his or her obligation not to compete with the Company and/or any member of the Company Group, and will not be contested in any dispute between the parties concerning the enforceability of such agreement or this Agreement.
3. Miscellaneous.
     3.1 This Agreement is an integrated agreement, containing the entire understanding among the parties regarding the settlement of the matters addressed herein and, except as explicitly set forth in this Agreement, no representations, covenants, warranties, inducements or promises of any kind have been made or relied upon by any Party in entering into this Agreement. No amendments or modifications of the terms of this Agreement shall be valid unless made in a writing executed by all of the Parties.
     3.2 This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong as to matters within the scope thereof and without regard to its principles of conflicts of laws. Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.
     (a) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three (3) arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.
     (b) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this paragraph 3.2, including the provisions concerning the appointment of arbitrators, the provisions of this paragraph 3.2 shall prevail.
     (c) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of Hong Kong shall not apply any other substantive law.
     (d) Each Party hereto shall cooperate with any Party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such Party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request.
     (e) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any Party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.
     3.3 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and emailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of the agreements contained herein.
[Signature Pages to follow]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

COMPANY:	PROFIT STAR LIMITED
	By:	/s/ Song Tao
		Name:	Song Tao
		Title:	Director
		Address:	No. 398, Wensan Road, Xihu District, Hangzhou, Zhejiang Province, China

SHAREHOLDER:	ZHU QINYI ()
	By:	/s/ ZHU QINYI

SHAREHOLDER:	SONG TAO ()
	By:	/s/ SONG TAO

SHAREHOLDER:	OU LI ()
	By:	/s/ OU LI

SHAREHOLDER:	TANG YAN ()
	By:	/s/ TANG YAN

SHAREHOLDER:	XIA ZHIYI ()
	By:	/s/ XIA ZHIYI

SHAREHOLDER:	JIN ZI ()
	By:	/s/ JIN ZI

SHAREHOLDER:	QU GUOPING ()
	By:	/s/ QU GUOPING

SHAREHOLDER:	WU WENJIE ()
	By:	/s/ WU WENJIE

SHAREHOLDER:	WANG ZHE ()
	By:	/s/ WANG ZHE

SHAREHOLDER:	YAN QING ()
	By:	/s/ YAN QING

SHAREHOLDER:	ZENG RUI ()
	By:	/s/ ZENG RUI

SHAREHOLDER:	SHAO WANYAN ()
	By:	/s/ SHAO WANYAN

5